UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GANNETT CO., INC.
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GANNETT CO., INC.
7950 Jones Branch Drive, McLean, VA 22107-0150

SUPPLEMENT TO PROXY STATEMENT
For the Special Meeting of Stockholders to be Held on
February 26, 2021

This proxy statement supplement dated February 12, 2021 supplements the definitive proxy statement (the “Definitive Proxy Statement”) of Gannett Co., Inc. (the “Company,” “we,” or “our”) dated January 8, 2021 and made available to stockholders in connection with the special meeting of stockholders to be held on February 26, 2021 (the “Special Meeting”) and the additional materials made available to stockholders on January 22, 2021 (the “January 22, 2021 Additional Materials”). Except as described below, this supplement does not modify, amend, supplement, or otherwise affect the Definitive Proxy Statement or the January 22, 2021 Additional Materials and should be read in conjunction with the Definitive Proxy Statement and January 22, 2021 Additional Materials.

Supplement to Definitive Proxy Statement

The disclosure in the section entitled “Effect of Stockholder Approval” is hereby amended by adding the following paragraph to the end of the section:

Impact of Conversion on NOLs.  Federal and state tax laws impose restrictions on the utilization of net operating loss (“NOL”) carryforwards and other tax attributes in the event of an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). Generally, an “ownership change” occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent Stockholders” increases by more than 50% over their lowest ownership percentage at any time during an applicable testing period (typically, three years). Under Section 382, if a corporation undergoes an “ownership change,” such corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The issuance of Common Stock upon conversion of the Notes (in the event the Company elects to issue Common Stock upon any such conversions, rather than cash), may trigger an “ownership change”. If an “ownership change” occurs in the future, utilization of our NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.

The paragraph entitled “Additional Interest” in the section entitled “Effect of Failure to Obtain Stockholder Approval” is hereby removed in its entirety.

The disclosure in the section entitled “Description of the Notes” is hereby amended and restated in its entirety as follows:

Interest Rate.  The Company will pay interest on the Notes at an annual rate of 6% payable on June 1 and December 1 of each year, beginning on June 1, 2021.

Maturity.  The Notes will mature on December 1, 2027, unless earlier repurchased or converted.

Guarantees; Collateral; Ranking.  The Notes are guaranteed by Gannett Holdings LLC and any subsidiaries of the Company (collectively, the “Guarantors”) that guarantee the First Lien Credit Agreement (the “First Lien Credit Agreement”) dated as of February 9, 2021, among the Company, as a guarantor, Gannett Holdings LLC, as the borrower, certain subsidiaries of the Borrower as guarantors, the lenders from time to time party thereto and Citibank, N.A., as collateral agent and administrative agent for the lenders.  The Notes are secured by the same collateral securing the First Lien Credit Agreement.  The Notes rank as senior secured debt of the Company and the Notes are secured by a second priority lien on the same collateral package securing the indebtedness incurred in connection with the First Lien Credit Agreement.

Conversion.    The Notes may be converted at any time by the holders into cash, Common Stock or any combination of cash and Common Stock, at the Company’s election, based on the Conversion Rate.  Each Note is convertible at an initial conversion rate of 200 shares of Common Stock per $1,000 principal amount of Notes (subject to adjustment as provided in the Indenture, the “Conversion Rate”).   The initial Conversion Rate corresponds to a conversion price of $5.00 per share of Common Stock (the “Conversion Price”), representing a conversion premium of approximately 187% based on the closing price of $1.74 per share of Common Stock on November 16, 2020).

Adjustments to Conversion Rate.  The applicable Conversion Rate, as provided in the Indenture, is subject to adjustment as a result of the following events:

•          issuance of a Common Stock dividend;

•          effecting a share split or combination of the Company’s shares of Common Stock;

•          issuance of rights, options or warrants (other than in connection with a stockholder rights plan) entitling the holder, for a period of not more than 60 days, to subscribe for or purchase shares of Common Stock at a price per share less than the average of the last reported sale price per share of Common Stock for the 10 trading days ending on the trading day immediately preceding the declaration date for such issuance;

•          distribution of equity interests, evidences of indebtedness or other assets or property of ours, or other rights, options or warrants to acquire equity interests or other securities of the Company (subject to certain exceptions);

•          distribution of cash dividends (other than dividends in connection with the Company’s liquidation, dissolution or winding up and a regularly quarterly cash dividend that does not exceed the Dividend Threshold (as defined in the Indenture)); or

•          payment in respect of a tender or exchange offer for shares of Common Stock (other than odd lot tender offers) to the extent that the cash and value of any other consideration included in the payment exceeds the average of the last reported sale price per share of Common Stock for the 10 trading days commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

In addition, the Conversion Rate will be subject to adjustment in the event of any issuance or sale of Common Stock (or securities convertible into Common Stock) at a price equal to or less than the Conversion Price in order to ensure that following such issuance or sale, the Notes would be convertible into approximately 42% of the Company’s outstanding Common Stock after giving effect to such issuance or sale (assuming the initial principal amount of the Notes remains outstanding).

If a “Make-Whole Fundamental Change” (as defined in the Indenture) occurs, the Company will in certain circumstances increase the Conversion Rate for a specified period of time.  The amount of such increase will be based on the effective date of the applicable Make-Whole Fundamental Change and the Stock Price (as defined in the Indenture) at the time of the applicable Make-Whole Fundamental Change.  The maximum Conversion Rate in connection with a Make-Whole Fundamental Change is 592 shares of Common Stock per $1,000 principal amount of Notes (assuming no other adjustments to the Conversion Rate).

Limitations on Conversion. If an event occurs that would result in an increase in the Conversion Rate by an amount in excess of limitations imposed by any stockholder approval rules or listing standards applicable to the Company or the Company has not obtained stockholder approval of the issuance of the maximum number of shares of Common Stock upon conversion of the Notes, the Company is required to seek to obtain stockholder approval of any issuance of Common Stock upon conversion of the Notes in excess of such limitations and, until such approval is obtained, pay cash in lieu of delivering any shares of Common Stock otherwise deliverable upon conversions in excess of such limitations. If this proposal is approved and, therefore, stockholder approval of the issuance of the maximum number of shares of Common Stock issuable upon conversion of the Notes is obtained, this limitation will not apply.

Company’s Redemption Right. Until the four-year anniversary of the issuance date, the Company will have the right to redeem for cash up to approximately $100 million of the Notes at a redemption price of 130% of the principal amount thereof, with such amount reduced ratably by any principal amount of Notes that has been converted by the holders or redeemed or purchased by the Company.

Repurchase of Notes at the Option of Holders. Following an Event of Default (as defined in the Indenture) and so long as such Event of Default is continuing, the Notes will be subject to an “asset sale” sweep and “unrestricted cash” sweep substantially identical to the corresponding provisions in the First Lien Credit Agreement.

Holders of the Notes will have the right to put up to approximately $100 million of the Notes at par, on or after the date that is 91 days after the maturity date of the First Lien Credit Agreement.

If a “Fundamental Change” (as defined in the Indenture) occurs, the Company will be required to offer to repurchase the Notes at a repurchase price of 110% of the principal amount thereof.

Limitations on Dividends. Before paying a dividend, unless the Company’s pro forma Total Gross Leverage Ratio (as defined in the Indenture) is less than 1.50x, the Company must offer to redeem an aggregate principal amount of Notes equal to the proposed amount of such dividend at a redemption price equal to the principal amount thereof. To the extent the redemption offer is not required by the Indenture or is rejected by the noteholders, the Company may pay the dividend, subject to a customary adjustment to the conversion rate.

Other Covenants. The Indenture includes affirmative and negative covenants that are substantially consistent with the First Lien Credit Agreement, as well as customary events of default.

The terms of the Notes are more fully described in the Indenture, which is attached to this proxy statement as Appendix A, as supplemented by the First Supplemental Indenture, dated as of December 21, 2020, between the Company, certain Subsidiary Guarantors (as defined in the Indenture) and U.S. Bank National Association (the “Trustee”), as trustee, and the Second Supplemental Indenture, dated as of February 9, 2021, between the Company, certain Subsidiary Guarantors and the Trustee.

Supplement to January 22, 2021 Additional Materials

The disclosure posted to the Company’s website at https://investors.gannett.com/news/Special-Meeting/default.aspx in the section entitled “Special Meeting Proposal” is hereby amended by removing the last sentence of the second paragraph of such section in its entirety.

Additional Information

 Your vote is important and we hope you will vote as soon as possible. Telephone and Internet proxy submission are available through 11:59 p.m. Eastern Time on February 25, 2021. Whether you are a stockholder of record or a beneficial owner, you can submit a proxy for your shares by Internet at www.proxyvote.com. Stockholders of record can also submit a proxy for their shares by calling 1-800-690-6903. For telephone and Internet voting, you will need the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

You can also submit your proxy by mail by completing, signing, dating the proxy card and voting instruction form, and returning it in the pre-paid enclosed envelope so that it is received prior to the Special Meeting. In addition, you may vote your shares of our common stock during the virtual-only Special Meeting. We encourage you to vote as soon as possible, even if you plan to attend the Special Meeting. Your vote is important and, if you hold shares in street name, your shares will not be voted by your bank or broker if you do not provide voting instructions. If you hold your shares through a bank or brokerage firm, the bank or brokerage firm may provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Our proxy materials include the Notice of the Special Meeting, the Definitive Proxy Statement, the proxy card, the January 22, 2021 Additional Materials, additional materials made available to stockholders on January 29, 2021, and this supplement. These proxy materials, other than the proxy card, which is available with the printed materials, can be accessed at http://materials.proxyvote.com/36472T.